Exhibit 10.1

Protara Therapeutics, Inc.

Amended and Restated

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Protara Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of March 9, 2021 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. This policy supersedes any prior agreement that provides for compensation terms as of the Effective Date.

Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

For Eligible Directors who are serving on the Board as of the Effective Date the annual cash compensation shall be deemed effective as of the later of (i) October 1, 2019 or (ii) the date such member of the Board was appointed or elected to the Board or to the board of directors of a wholly-owned subsidiary of the Company.

1.	Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $115,000

2.	Annual Committee Chair Service Retainer:

a. Chairman of the Audit Committee: $15,000

b. Chairman of the Compensation Committee: $12,000

c. Chairman of the Nominating and Corporate Governance Committee: $9,000

d. Chairman of the Scientific Advisory Committee: $50,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $6,000

c. Member of the Nominating and Corporate Governance Committee: $5,000

d. Member of the Scientific Advisory Committee: $25,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s Amended and Restated 2014 Equity Incentive Plan (as amended from time to time, the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 20,000 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s continuous service as a member of the Board through each such vesting date and will vest in full upon a Change of Control (as defined in the Plan).

2. Annual Grant: On the date of each Company annual stockholder meeting held on or after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 10,000 shares (the “Annual Grant”). In addition, each Eligible Director who is first elected to the Board following the Effective Date and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an Annual Grant, pro-rated for the number of months remaining until the next annual stockholder meeting. The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will, in any case, be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s continuous service as a member of the Board through such vesting date and will vest in full upon a Change of Control.